GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2017 Results

•	Same store sales growth of 5.7%

•	Fourth quarter diluted loss per share of $2.99; adjusted diluted earnings per share of $0.25

PITTSBURGH, February 13, 2018 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $557.7 million in the fourth quarter of 2017, compared with consolidated revenue of $569.9 million in the fourth quarter of 2016. Excluding revenue for Lucky Vitamin of $20.7 million reported in the fourth quarter of 2016, fourth quarter 2017 consolidated revenue increased $8.5 million or 1.6% over the prior year quarter. Lucky Vitamin was sold on September 30, 2017, as previously disclosed.

Same store sales increased 5.7% in domestic company-owned stores (including GNC.com) in the fourth quarter of 2017. In domestic franchise locations, same store sales decreased 2.0%.

“Our results in the fourth quarter reflect our work to reinvigorate the GNC model and are indicative of the momentum we gained throughout the year,” said Ken Martindale, chief executive officer. “Customers are increasingly responding to our simplified pricing model, enhanced loyalty programs, and exclusive product lines, and we made meaningful strides in improving the customer experience across all our platforms.”

For the fourth quarter of 2017, the Company reported a net loss of $209.8 million compared with a net loss of $433.4 million in the prior year quarter. Diluted earnings per share ("EPS") was a loss of $2.99 in the current quarter compared with a loss of $6.35 in the prior year quarter. The Company recorded $434.6 million in non-cash long-lived asset impairments in the current quarter of which $395.6 million relates to an indefinite lived intangible asset ($394.0 million allocated to the U.S. and Canada segment with the remaining $1.6 million allocated to the International segment), $24.3 million related to goodwill impairment in the Manufacturing / Wholesale segment and $14.7 million related to property and equipment in the U.S. and Canada segment. The Company also recorded a non-cash tax benefit of $90.5 million in the current quarter from the revaluing of its net deferred tax liabilities as a result of the recently enacted Tax Cuts and Jobs Act of 2017. In the prior year quarter, the Company recorded $473.5 million in non-cash long-lived asset impairments of which $471.1 million related to goodwill and $2.4 million related to property and equipment. Excluding the items described above and other expenses outlined in the table below, adjusted EPS was $0.25 for the fourth quarter of 2017 compared with $0.07 in the prior year quarter.

“Looking to 2018, we see substantial opportunities to drive profitable growth,” Martindale said. “We will look to expand our business internationally, and will continue to drive GNC brand penetration, leverage our strength in product innovation and, guided by data from our loyalty programs, deliver a compelling omnichannel experience and maximize the lifetime value of the GNC customer.”

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment (which now exclude Lucky Vitamin in all periods presented in connection with the aforementioned sale) increased $4.3 million, or 1.0%, to $456.2 million for the three months ended December 31, 2017 compared with $451.9 million in the prior year quarter. E-commerce sales were 8.6% of U.S. and Canada revenue in the quarter ended December 31, 2017 compared with 4.6% in the prior year quarter.

The increase in revenue compared with the prior year quarter was primarily due to an increase in same store sales of 5.7% for company-owned stores, including GNC.com, partially offset by the discontinuation of the Gold Card Member Pricing program in the U.S. and the introduction of the Company’s new loyalty programs, which resulted in lower revenue of $9.7 million.

Operating loss was $379.6 million for the three months ended December 31, 2017 compared with an operating loss of $362.0 million for the same period in 2016. Excluding non-cash impairment charges in the current and prior year quarter and gains on refranchising and a selling, general and administrative ("SG&A") expense in the prior year quarter as detailed in the table below, operating income was $29.0 million in the current quarter or 6.4% of segment revenue compared with operating income of $20.6 million or 4.6% of segment revenue in the prior year quarter.

The increase in operating income over the prior year quarter was due to approximately $10 million of costs incurred in the prior year quarter related to the launch of the One New GNC and a settlement recorded in the current quarter as a reduction to SG&A expense related to the reimbursement of costs incurred in the first quarter of 2017 associated with certain key aspects of the Company's media campaign around the One New GNC not being executed as planned. In addition, domestic retail product margin rate improved in the current quarter primarily as a result of prior year reserves on certain third-party and proprietary inventory, partially offset by loyalty program changes associated with the One New GNC including the impact of the discontinuation of the Gold Card program in the U.S. Partially offsetting the increases in operating income was higher incremental online advertising.

International

Revenues in the International segment increased $5.6 million, or 14.1%, to $45.3 million in the current quarter compared with $39.7 million in the prior year quarter primarily due to higher cross-border e-commerce sales.

Operating income decreased $0.3 million, or 2.3%, to $13.7 million in the current quarter compared with $14.0 million in the prior year quarter. Operating income was 30.2% of segment revenue in the current quarter compared with 35.2% in the prior year quarter. The decrease in operating income was due to the allocation of the impairment of the Company's indefinite-lived intangible asset of $1.6 million as explained above, partially offset by higher sales.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $1.4 million, or 2.4%, to $56.3 million for the three months ended December 31, 2017 compared with $57.7 million in the prior year quarter. Third-party contract manufacturing sales decreased $0.4 million, or 1.4%, to $33.4 million for the three months ended December 31, 2017 compared with $33.8 million in the prior year quarter. Sales to wholesale partners decreased $0.9 million, or 3.8% from $23.8 million in the prior year quarter to $22.9 million in the current quarter. Intersegment sales increased $10.0 million from $46.2 million in the prior year quarter to $56.2 million in the current quarter reflecting the Company's increasing focus on proprietary products, which contribute higher margin rates.

Operating loss was $6.0 million for the three months ended December 31, 2017 compared with operating loss of $73.7 million in the prior year quarter. Excluding $24.3 million and $90.5 million in non-cash goodwill impairment charges in the current quarter and prior year quarter, respectively, operating income increased to $18.3 million or 16.3% of segment revenue compared with $16.8 million or 16.2% of segment revenue primarily due to higher intersegment sales.

Other

In connection with the asset sale of Lucky Vitamin on September 30, 2017, Lucky Vitamin is now included within Other for applicable prior periods to ensure comparability, which resulted in a decrease in revenue of $20.7 million in the current quarter compared with the prior year quarter. Operating income within Other was $0.1 million in the prior year quarter.

Full Year Performance

For the full year 2017, the Company reported consolidated revenue of $2,453.0 million, a decrease of 3.4% compared with consolidated revenue of $2,540.0 million for the full year 2016. Revenue decreased 3.1% and 8.3% in the U.S. and Canada and Manufacturing / Wholesale (excluding intersegment sales) segments, respectively, partially offset by an increase of 10.4% in the International segment. Within Other, revenue from Lucky Vitamin decreased $19.5 million as a result of the sale of its assets on September 30, 2017.

Same store sales increased 0.2% in domestic company-owned stores (including GNC.com sales) for the full year 2017. In domestic franchise locations, same store sales decreased 2.4%.

For the full year 2017, the Company reported a net loss of $148.9 million, compared with a net loss of $286.3 million for the full year 2016 and diluted loss per share of $2.16 and $4.12, respectively. Excluding the items detailed in the table below, adjusted EPS was $1.35 for the full year 2017 compared with $2.15 in 2016.

For the full year 2017, the Company generated net cash from operating activities of $220.5 million, a 5.9% increase compared with the prior year of $208.2 million. The increase was primarily due to lower inventory through supply chain optimization, partially offset by reduced operating performance. The Company launched a supply chain initiative at the end of 2016 which delivered quantifiable results during the second half of 2017. These initiatives included a reduction of weeks of supply on hand, strengthening forecasting practices and optimization of product assortment at the store level. Additional focus has also been placed on consistency of in-stocks across all channels and testing store service improvements.

For the full year 2017, the Company generated free cash flow of $196.7 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions except for store acquisitions) as compared with $185.8 million for the full year 2016. At December 31, 2017, the Company’s cash and cash equivalents were $64.0 million, long-term debt was $1.3 billion (which includes the reduction associated with the previously announced $98.9 million convertible debt exchange) and the Company had no borrowings outstanding on its Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast on February 13, 2018 at 8:30 a.m. Eastern time to discuss today's earnings announcement along with the announcements of the strategic investment and China joint venture between GNC and Harbin Pharmaceutical, an affiliate of CITIC Capital, and plans to extend the term loan maturity by two years.  To participate on the live call listeners in North America may dial (866) 548-4713 and international listeners may dial (323) 794-2093.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through March 13, 2018.

Store Count

At December 31, 2017, the Company had 3,423 corporate stores in the U.S. and Canada, 1,099 domestic franchise locations, 2,418 Rite Aid franchise store-within-a-store locations and 2,015 international locations. The Company now has 8,955 store locations worldwide. As part of the ongoing optimization of the Company's store portfolio, the Company intends to close approximately 200 stores in 2018.  Favorable lease renegotiations or relocation opportunities are ongoing and may impact the amount of stores closings.  The Company expects a limited number of new store openings in 2018.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of December 31, 2017, GNC had approximately 9,000 locations, of which approximately 6,700 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Same Store Sales

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned store.

The Company also provides retail comparable same stores sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's Consolidated

Financial statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales and royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that consolidated net income and earnings per share and segment operating income, adjusted to exclude impairment charges on long-lived assets, gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)
Revenue	$557,737	$569,929	$2,453,038	$2,540,016
Cost of sales, including warehousing, distribution and occupancy	380,190	399,761	1,652,991	1,679,897
Gross profit	177,547	170,168	800,047	860,119
Selling, general, and administrative	137,986	144,770	603,561	575,218
Gains on refranchising	—	(829)	(384)	(19,112)
Long-lived asset impairments	434,577	473,508	457,794	476,553
Other (income) loss, net	(785)	848	(511)	407
Operating loss	(394,231)	(448,129)	(260,413)	(172,947)
Interest expense, net	15,921	15,365	64,221	60,443
Gain on convertible debt and debt refinancing costs	(10,996)	—	(10,996)	—
Loss before income taxes	(399,156)	(463,494)	(313,638)	(233,390)
Income tax (benefit) expense	(189,331)	(30,047)	(164,787)	52,860
Net loss	$(209,825)	$(433,447)	$(148,851)	$(286,250)
Loss per share:
Basic	$(2.99)	$(6.35)	$(2.16)	$(4.12)
Diluted	$(2.99)	$(6.35)	$(2.16)	$(4.12)
Weighted average common shares outstanding:
Basic	70,251	68,219	68,789	69,409
Diluted	70,251	68,219	68,789	69,409

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss and Diluted Loss per Share to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended December 31,
	2017		2016
	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
	(unaudited)
Reported	$(209,825)	$(2.99)	$(433,447)	$(6.35)
Gains on refranchising	—	—	(829)	(0.01)
Long-lived asset impairments	434,577	6.17	473,508	6.93
Selling, general, and administrative (1)	1,571	0.02	440	0.01
Gain on convertible debt and debt refinancing costs (2)	(10,996)	(0.16)	—	—
Tax effect of items above	(109,241)	(1.54)	(34,748)	(0.51)
Increase to valuation allowance on DTA (3)	2,093	0.03	—	—
Revaluation of net deferred tax liabilities associated with tax reform	(90,490)	(1.28)	—	—
Adjusted	$17,689	$0.25	$4,924	$0.07

Weighted average diluted common shares outstanding (4)	70,442		68,327

	Year ended December 31,
	2017		2016
	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
	(unaudited)
Reported	$(148,851)	$(2.16)	$(286,250)	$(4.12)
Gains on refranchising	(384)	(0.01)	(19,112)	(0.27)
Long-lived asset impairments	457,794	6.64	476,553	6.85
Loss on sale of Lucky Vitamin	1,696	0.02	—	—
Selling, general, and administrative (1)	7,730	0.11	9,966	0.14
Gain on convertible debt and debt refinancing costs (2)	(10,996)	(0.16)	—	—
Tax effect of items above	(119,793)	(1.73)	(31,488)	(0.45)
Reduction to valuation allowance on DTA (3)	(3,860)	(0.06)	—	—
Revaluation of net deferred tax liabilities associated with tax reform	(90,490)	(1.30)	—	—
Adjusted	$92,846	$1.35	$149,669	$2.15

Weighted average diluted common shares outstanding (4)	68,923		69,534

(1) Current quarter includes $0.6 million of executive placement costs primarily related to make-whole stock-based compensation awards and $1.0 million in legal-related charges. Prior year quarter includes store closing-related costs. Current year includes $3.3 million of executive placement costs primarily related to make-whole stock-based compensation awards including the impact of accelerated vesting associated with a Section 83(b) tax election and $4.4 million of legal-related charges. Prior year includes $5.1 million legal-related charges, $4.5 million of severance expense associated with the departure of the former CEO and $0.4 million store closing-related costs.
(2) Relates to a net gain in connection with the exchange of convertible senior notes, which resulted in a gain of $15.0 million and together with legal, investment banking and related agency fees associated with the Company's previous refinancing efforts resulted in a net gain of $11.0 million.
(3) Relates to an adjustment to a valuation allowance based on a change in circumstances, which caused a change in judgment about the realizability of a deferred tax asset ("DTA") related to net operating losses.
(4) For reported diluted loss per share in all periods presented, all outstanding stock-based awards are excluded for diluted shares outstanding because the Company reported a net loss making all awards antidilutive; however, for purposes of adjusted diluted EPS, the Company has included the impact of dilutive stock-based awards as the Company reported net income on an adjusted basis. The underlying shares on the Company's convertible debt were anti-dilutive in all applicable periods.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2017					2016
	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31	YTD 12/31	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31	YTD 12/31
Total same store sales	(3.9)%	(0.9)%	1.3%	5.7%	0.2%	(2.3)%	(3.9)%	(8.6)%	(11.3)%	(6.3)%
Drivers of same store sales:
Number of transactions	9.3%	12.3%	12.4%	11.7%	11.6%	(4.1)%	(5.5)%	(6.6)%	(6.5)%	(5.6)%
Average transaction amount	(12.1)%	(11.8)%	(9.9)%	(5.4)%	(10.2)%	1.8%	1.7%	(2.2)%	(5.2)%	(0.8)%
Contribution to same store sales:
Domestic retail same store sales	(3.6)%	(0.5)%	(1.2)%	0.2%	(1.4)%	(1.9)%	(3.4)%	(6.5)%	(6.6)%	(4.5)%
GNC.com contribution to same store sales	(0.3)%	(0.4)%	2.5%	5.5%	1.6%	(0.4)%	(0.5)%	(2.1)%	(4.7)%	(1.8)%
Total same store sales	(3.9)%	(0.9)%	1.3%	5.7%	0.2%	(2.3)%	(3.9)%	(8.6)%	(11.3)%	(6.3)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$64,001	$34,464
Receivables, net	126,650	129,178
Inventory	506,858	583,212
Prepaid and other current assets	42,320	39,400
Total current assets	739,829	786,254
Long-term assets:
Goodwill	141,029	176,062
Brand name	324,400	720,000
Other intangible assets, net	99,715	111,229
Property, plant and equipment, net	186,562	232,292
Deferred income taxes	1,737	78
Other long-term assets	23,289	29,927
Total long-term assets	776,732	1,269,588
Total assets	$1,516,561	$2,055,842
Current liabilities:
Accounts payable	$153,018	$179,933
Current portion of term loan facility	—	12,562
Deferred revenue and other current liabilities	108,672	115,171
Total current liabilities	261,690	307,666
Long-term liabilities:
Long-term debt	1,297,023	1,527,891
Deferred income taxes	64,121	259,203
Other long-term liabilities	55,721	56,129
Total long-term liabilities	1,416,865	1,843,223
Total liabilities	1,678,555	2,150,889
Stockholders’ deficit:
Common stock	130	114
Additional paid-in capital	1,001,315	922,687
Retained earnings	567,741	716,198
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(5,831)	(8,697)
Total stockholders’ deficit	(161,994)	(95,047)
Total liabilities and stockholders’ deficit	$1,516,561	$2,055,842

The Company reclassified $12.9 million of deferred income taxes within total current assets to deferred income taxes within total long-term liabilities at December 31, 2016 to conform to the current year presentation in connection with the adoption of Accounting Standards Update 2015-17, which requires an entity to classify deferred tax assets and liabilities as noncurrent on the balance sheet.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2017	2016
	(unaudited)
Cash flows from operating activities:
Net loss	$(148,851)	$(286,250)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	56,809	60,038
Amortization of debt costs	13,160	12,698
Stock-based compensation	8,359	8,833
Long-lived asset impairments	457,794	476,553
Gains on refranchising	(384)	(19,112)
Gain on convertible debt exchange and debt financing costs	(10,996)	—
Deferred income tax benefit	(196,586)	(31,026)
Changes in assets and liabilities:
(Increase) decrease in receivables	(448)	11,053
Decrease (increase) in inventory	72,070	(33,496)
Increase in prepaid and other current assets	(4,498)	(11,955)
(Decrease) increase in accounts payable	(23,960)	26,980
Decrease in deferred revenue and accrued liabilities	(6,712)	(8,282)
Other operating activities	4,751	2,164
Net cash provided by operating activities	220,508	208,198

Cash flows from investing activities:
Capital expenditures	(32,123)	(59,579)
Refranchising proceeds	3,983	39,177
Store acquisition costs	(1,989)	(2,018)
Proceeds from sale of Lucky Vitamin	6,367	—
Net cash used in investing activities	(23,762)	(22,420)

Cash flows from financing activities:
Borrowings under revolving credit facility	317,500	234,500
Payments on revolving credit facility	(444,500)	(150,500)
Payments on term loan facility	(40,853)	(4,550)
Debt issuance costs	—	(1,827)
Proceeds from exercise of stock options	—	353
Gross excess tax benefit from stock-based compensation	—	162
Minimum tax withholding requirements	(253)	(1,169)
Cash paid for treasury stock	—	(229,169)
Dividends paid to shareholders	—	(55,336)
Net cash used in financing activities	(168,106)	(207,536)

Effect of exchange rate changes on cash and cash equivalents	897	(240)
Net increase (decrease) in cash and cash equivalents	29,537	(21,998)
Beginning balance, cash and cash equivalents	34,464	56,462
Ending balance, cash and cash equivalents	$64,001	$34,464

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Year ended December 31,
	2017	2016
	(unaudited)

Net cash provided by operating activities	$220,508	$208,198
Capital expenditures	(32,123)	(59,579)
Refranchising proceeds	3,983	39,177
Store acquisition costs	(1,989)	(2,018)
Proceeds from sale of Lucky Vitamin	6,367	—
Free cash flow	$196,746	$185,778

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)
Revenue:
U.S. and Canada	$456,179	$451,857	$1,993,444	$2,058,011
International	45,254	39,654	177,359	160,691
Manufacturing / Wholesale:
Intersegment revenues	56,160	46,158	231,495	218,761
Third-party	56,304	57,676	216,053	235,678
Subtotal Manufacturing / Wholesale	112,464	103,834	447,548	454,439
Total reportable segment revenues	613,897	595,345	2,618,351	2,673,141
Other	—	20,742	66,182	85,636
Elimination of intersegment revenues	(56,160)	(46,158)	(231,495)	(218,761)
Total revenue	$557,737	$569,929	$2,453,038	$2,540,016
Operating (loss) income:
U.S. and Canada	$(379,616)	$(361,997)	$(246,097)	$(104,943)
International	13,660	13,976	60,568	55,404
Manufacturing / Wholesale	(5,999)	(73,680)	47,990	(19,961)
Total reportable segment operating loss	(371,955)	(421,701)	(137,539)	(69,500)
Unallocated corporate and other costs:
Corporate costs	(22,276)	(26,575)	(102,114)	(103,362)
Other	—	147	(20,760)	(85)
Subtotal unallocated corporate and other costs	(22,276)	(26,428)	(122,874)	(103,447)
Total operating loss	$(394,231)	$(448,129)	$(260,413)	$(172,947)

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Year ended December 31,
	2017	2016
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,513	3,584
Store openings	59	69
Acquired franchise stores(b)	60	21
Franchise conversions(c)	(2)	(102)
Store closings	(207)	(59)
End of period balance	3,423	3,513
Domestic Franchise:
Beginning of period balance	1,178	1,084
Store openings	29	33
Acquired franchise stores(b)	(60)	(21)
Franchise conversions(c)	2	102
Store closings	(50)	(20)
End of period balance	1,099	1,178
International(d):
Beginning of period balance	1,973	2,095
Store openings (e)	243	108
Store closings (f)	(201)	(230)
End of period balance	2,015	1,973
Store-within-a-store (Rite Aid):
Beginning of period balance	2,358	2,327
Store openings	70	41
Store closings	(10)	(10)
End of period balance	2,418	2,358
Total Stores	8,955	9,022
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China.
(e) Includes 145 stores-within-a-store in South Africa not formerly included in the store count. Effective at the end of the third quarter of 2017, these stores were subject to royalties on retail sales and as a result, have been included in the store count.
(f) Includes 68 store-within-a-store locations in Peru which do not contribute significantly to revenue.

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy , (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com